Exhibit 10.4

— AGREEMENT AND GENERAL RELEASE —

          MICHAEL A. BLESS and ROCKWELL AUTOMATION, INC. have reached the following Agreement. In this Agreement, “EMPLOYEE” refers to Michael A. Bless, and “COMPANY” refers to Rockwell Automation, Inc.

     FIRST: Benefits.

     EMPLOYEE and COMPANY agree that EMPLOYEE will cease actively working for COMPANY as of the close of business on January 31, 2004. Thereafter, EMPLOYEE will remain on COMPANY’S active payroll for 24 months from January 31, 2004, through the close of business on January 31, 2006 (hereafter referred to as his “salary continuation” period), at which time EMPLOYEE will be placed on layoff. EMPLOYEE will receive no additional pay or notice at the time of his layoff. During his salary continuation period, EMPLOYEE will be paid at his current monthly base salary rate as of January 31, 2004. EMPLOYEE will not be expected to perform any work for COMPANY during his salary continuation period and will not accrue vacation. In lieu of Stock Option Grant in October 2003, Employee will receive a payment of $175,000, less all applicable federal, state and local taxes and other applicable deductions on January 31, 2004; EMPLOYEE further understands and agrees that he will not receive any further stock option grants. EMPLOYEE acknowledges and agrees that the Change of Control Agreement between him and COMPANY dated June 29, 2001 , is no longer valid or operative, and EMPLOYEE further acknowledges and agrees that he is no longer entitled to any of the benefits or provisions of that Change of Control Agreement. EMPLOYEE will receive a pro-rata (4/12ths) Fiscal Year 2004 Incentive Compensation (“ICP”) less all applicable federal, state, and local taxes and other applicable deductions. EMPLOYEE further understands and agrees that he will not receive any Fiscal Year 2005 or 2006 ICP.

     Further, EMPLOYEE will also be provided the following:

•	Relocation provisions as detailed in the attachment.

•	Eligibility to participate in the COMPANY savings plan through January 31, 2006.

•	Medical benefits coverage and officer dental, vision and liability insurance benefits through January 31, 2006.

•	Payment of all unused vacation accrued during EMPLOYEE’S employment with COMPANY through January 31, 2004.

     SECOND: No Obligation to Provide These Benefits Under Normal Policies.

     EMPLOYEE acknowledges that, under COMPANY’S normal policies and procedures and absent this Agreement, he would not be entitled to receive any salary continuation and/or benefits between the date he stops performing work for COMPANY and the date of his layoff; he would not be eligible to participate in the COMPANY’S savings plan for 24 months between the date he stops performing work for COMPANY and the date of his layoff; and he would not be entitled to relocation benefits, which benefits are set forth in Paragraph First.

     THIRD: Complete Mutual Release

     EMPLOYEE and COMPANY agree to release each other and each of their predecessors, successors and assigns, any subsidiaries, any related companies, and the employees, directors, officials, agents, officers, representatives and attorneys of any of them, from all claims or demands EMPLOYEE or COMPANY may have based on EMPLOYEE’S employment with COMPANY or the termination of that employment. This includes, but is not limited to, a release of any rights or claims EMPLOYEE may have under Title VII of the Civil Rights Act of 1964 or under any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes, but is not limited to, a release by EMPLOYEE of any claims for breach of contract or wrongful discharge. Furthermore, this includes a release by EMPLOYEE of any claims under the Wisconsin Workers’ Compensation statutes, or any other applicable state workers compensation statutes, only as to injuries, if any, incurred prior to the date of this Agreement. This release covers both claims that EMPLOYEE and COMPANY know about and those they may not know about. and for the purpose of implementing a full and complete release, EMPLOYEE and COMPANY expressly acknowledge that this Agreement is intended to include all claims which they do not know or suspect to exist in their favor at the time of their signatures on the Agreement, and that this Agreement will extinguish any such claims.

     This release does not include, however, a release of EMPLOYEE’S rights, if any, to pension, retiree, health or similar benefits under the COMPANY’S standard retirement program, to EMPLOYEE’S rights under COMPANY’S stock option plans, or to any claims arising after he signs this Agreement.

     FOURTH: No Future Lawsuits.

     EMPLOYEE promises never to file a lawsuit or request arbitration asserting any claims that are released in the Third Paragraph.

     FIFTH: Consequences of Party’s Violation of Promises.

     If a party breaks its or his promise in the Fourth Paragraph of this Agreement and files a lawsuit, request for arbitration or other claim or action based on legal claims that the party has released, that party will pay for all costs incurred by the other party, any related companies or the directors or employees of any of them, including reasonable attorneys’ fees, in defending against the claim.

     SIXTH: Confidentiality and Cooperation.

     EMPLOYEE and COMPANY agree not to make the existence or terms of this Agreement and General Release public except as may be necessary to protect the rights contained herein.

     Further, EMPLOYEE agrees to reasonable cooperation with COMPANY in the defense or prosecution of any litigation, arbitration, or claim against or by any person or party. COMPANY agrees to pay EMPLOYEE’S reasonable, documented, out-of-pocket expenses in providing any such cooperation pursuant to the terms of this Paragraph. EMPLOYEE shall not, however, be paid for his time or inconvenience in providing cooperation pursuant to the terms of this Paragraph. Employee shall be entitled to indemnification by COMPANY for any activities for which indemnification is required under COMPANY Bylaws or otherwise.

     SEVENTH: Period for Review and Consideration of Agreement.

     EMPLOYEE understands that EMPLOYEE has been given a period of 21 days to review and consider this Agreement before signing it. EMPLOYEE further understands that EMPLOYEE may use as much of this 21-day period as EMPLOYEE wishes prior to signing.

     EIGHTH: Non-Admission of Liability.

     By making this Agreement, neither the EMPLOYEE nor COMPANY admits that he or it has done anything wrong.

     NINTH: Representation By Counsel.

     EMPLOYEE was advised by COMPANY to consult with an attorney before signing this Agreement.

     TENTH: Arbitration.

     Any and all disputes regarding this Agreement will be resolved by binding Arbitration pursuant to the “Mutual Agreement to Arbitrate Claims” between EMPLOYEE and COMPANY, such arbitration to take place at the American Arbitration Association’s offices nearest to COMPANY’S Milwaukee, Wisconsin Headquarters.

     ELEVENTH: Entire Agreement.

     This is the entire Agreement between EMPLOYEE and COMPANY. COMPANY has made no promises to EMPLOYEE other than those in this Agreement.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS ENTERING INTO IT VOLUNTARILY. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THIS AGREEMENT WILL NOT TAKE EFFECT FOR SEVEN (7) DAYS AFTER EMPLOYEE SIGNS IT.

ROCKWELL AUTOMATION, INC.			EMPLOYEE

By:	/s/ Nanette R. Clements		/s/ Michael A. Bless

	NANETTE R. CLEMENTS		MICHAEL A. BLESS

	Date:	27 January, 2004	Date:	27 January, 2004